UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 21, 2017

Liberty Global plc
(Exact Name of Registrant as Specified in Charter)

England and Wales	001-35961	98-1112770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

Griffin House, 161 Hammersmith Rd, London, United Kingdom
W6 8BS
(Address of Principal Executive Office)

+44.208.483.6449 or 303.220.6600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)  Compensatory Arrangements of Certain Officers

2017 Performance Awards. Pursuant to the Liberty Global 2014 Incentive Plan, as amended (the “Incentive Plan”), on February 21, 2017, the Compensation Committee (the “Committee”) of Liberty Global plc's Board of Directors approved performance goals for the fiscal year ending December 31, 2017, for annual cash performance awards to its executive officers (the “2017 Performance Awards”). In the following text, the terms "we", "our", "our company" and "us" refers to Liberty Global plc.

 With respect to our Chief Executive Officer and the four other named executive officers of our company, who we currently anticipate will be among our five most highly compensated executive officers for fiscal 2017 (the “2017 NEOs”), a base objective relating to growth in consolidated revenue or consolidated operating cash flow relative to budgeted growth has been designed so that the payment of 2017 Performance Awards to the 2017 NEOs will qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.  The target 2017 Performance Award will be split among the following performance metrics for the fiscal year ending December 31, 2017: the achievement of budgeted growth in revenue and operating cash flow, the achievement of a target average customer relationship net promotor score (“rNPS”) and the achievement of respective department goals and objectives. Based on the achievement of these performance metrics, a payout of up to 150% of the target bonus amount is available for over-performance against budget/target, except the maximum payout for the department metric will be limited to 100% of its weighted portion. Individual performance against personal performance objectives approved by the Committee could increase the maximum 2017 Performance Award to up to 210% of the target bonus amount. The personal performance objectives for the 2017 NEOs and our other officers consist of qualitative measures, which include individual strategic, financial, transactional, organizational and/or operational goals for each officer.

If the 2017 base objective is achieved, the Committee may approve payment to each of the 2017 NEOs of his maximum 2017 Performance Award, subject to the Committee’s discretion to reduce the amount of the award to be paid to any 2017 NEO or to pay no award to such 2017 NEO.  The exercise of the Committee’s discretion as to the amount of the 2017 Performance Award payable to any 2017 NEO will be based on the Committee’s assessment of our Company’s consolidated financial performance, our rNPS score, the respective department performance and each executive’s performance against personal performance objectives.  The target 2017 Performance Award is $9.5 million for our Chief Executive Officer, Michael T. Fries, and $2.5 million for each of the other 2017 NEOs. These same terms will also apply to other officers granted 2017 Performance Awards.

 Compensatory Awards. Our company continues to grow, leveraging its scale across multiple markets, and, as a result, the roles and responsibilities of our Chief Financial Officer and our Chief Technology and Innovation Officer have increased substantially.  In light of these increased responsibilities and to further align the officers’ interests with the interests of our shareholders, on February 21, 2017, the Committee approved the following awards under the Incentive Plan for Charles HR Bracken and Balan Nair, each of whom are expected to be 2017 NEOs:

•	a one-time cash bonus of $1.0 million payable in March 2017; and

•	a grant of share appreciation rights (SARs) of 500,000 ordinary shares with a base price equal to the closing price of the applicable ordinary shares on the date of grant.

The SAR awards consist of one-third Liberty Global Class A SARs and two-thirds Liberty Global Class C SARs. The SAR awards will vest in three equal annual installments commencing on March 1, 2018 and have a seven year term. In addition, the Committee authorized 25 hours per year of personal use of our aircraft without cost reimbursement for Mr. Bracken.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY GLOBAL PLC

By:	/s/ MICHELLE L. KEIST
Michelle L. Keist
Vice President

Date: February 27, 2017